CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2011 RESULTS

Norton, Massachusetts, March 28, 2012. CPS Technologies Corporation (OTCBB:CPSH) today announced revenues of $19.8 million and a net loss of $46 thousand for the year ended December 31, 2011. This compares with revenues of $21.4 million and net income of $710 thousand for the year ended December 25, 2010.

Our results for 2011 reflect softness in demand in some of our key markets which was accentuated in the fourth quarter. We believe the slowdown in demand was due to some customers lowering inventories, and to a combination of factors including the economic crisis in Europe, the mid-year train crash in China which affected our traction business and the general global weakness in economic activity. We view all these factors as temporary. As we look forward, we expect the sluggishness experienced in the fourth quarter of 2011 and into the first half of 2012 to transition to accelerating sales in the second half of this year.

Grant Bennett, CEO, commented, “Given our assessment that sales will accelerate in the second half of this year we have retained staffing levels to support this expected growth. This decision, coupled with certain strategic price reductions, resulted in gross margins in 2011 of 15% compared to 19% in 2010. The strategic price reductions have allowed us to penetrate new applications, and they also reflect our confidence in our ongoing manufacturing improvement activities. Our recent announcement of a four-year supply agreement with a tier one automobile supplier is tangible evidence of the success of this strategy. We are also very pleased with the level of design wins in 2011 which lay a strong foundation for future growth.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2011 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS
	----Fiscal Year Ended----
	Dec. 31,	Dec. 25,
	2011	2010
	-----------	-----------

Total Revenues	$19,807,152	$21,397,318
Cost of Sales	16,851,237	17,381,366
	-------------	-------------
Gross Margin	2,955,915	4,015,952
Operating Expenses	3,291,745	2,962,366
	-------------	-------------
Operating income(loss)	(335,830)	1,053,586
Other (expense), net	(32,671)	(32,424)
	-------------	-------------
Income (loss) before income taxes	(368,501)	1,021,162
Income tax expense(benefit)	(322,766)	310,973
	-------------	-------------
Net income(loss)	$ (45,735)	$ 710,189
	=========	==========
Net income(loss) per diluted share	$ 0.00	$ 0.06
Shares outstanding, diluted	12,765,744	12,881,542

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET
	Dec. 31,	Dec. 25,
	2011	2010
	-----------	-----------
Assets

Current assets:
Cash and cash equivalents	$ 1,142,429	$ 1,803,222
Accounts receivable, net	3,112,960	3,922,962
Inventories	3,138,617	1,523,758
Prepaid expenses	152,444	76,579
Deferred taxes, current	287,056	354,774
	-------------	-------------
Total current assets	7,833,506	7,681,295

Property and equipment, net	2,307,045	2,184,301
Deferred taxes, non-current	1,193,761	745,505
	-------------	-------------
Total assets	$ 11,334,312	$ 10,611,101
	=========	=========

Liabilities and Equity

Current liabilities:
Accounts payable	$ 1,463,997	$ 812,564
Accrued expenses	660,031	884,259
Capital leases, current	208,504	253,167
	-------------	-------------
Total current liabilities	2,332,532	1,949,990

Capital leases, non-current	199,738	175,561
	-------------	-------------
Total liabilities	2,532,270	2,125,551

Stockholders' equity	8,802,042	8,485,550
	-------------	-------------
Total liabilities and stockholders' equity	$11,334,312	$10,611,101
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